UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On December 8, 2010, Cold Gin Corporation “the Company” completed an acquisition of two mining properties in Arizona and Mexico via issuance of common stock and notes payable. The following unaudited pro forma combined balance sheet is based on historical financial statements of the company.  The unaudited pro forma combined financial statement is provided for information purposes only. The pro forma financial statement is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the date indicated below.  In addition, the unaudited pro forma combined financial statement does not purport to project the future financial position or operating results of the company.  The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

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The Unaudited Pro Forma Combined Balance Sheet as of September 30, 2010 combines the historical balance sheet of the Company as of September 30, 2010, giving effect to the acquisitions as if they had occurred on September 30, 2010.

COLD GIN CORPORATION

(A DEVELOPMENT STAGE COMPANY

PRO-FORMA FINANCIAL STATEMENT

TABLE OF CONTENTS

SEPTEMBER 30, 2010

Pro Forma Balance Sheet as of September 30, 2010 (unaudited)

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Notes to the Pro Forma Adjustments

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COLD GIN CORPORATION

(A DEVELOPMENT STAGE COMPANY)

PRO FORMA BALANCE SHEET (unaudited)

AS OF SEPTEMBER 30, 2010

ASSETS	Cold Gin Corporation September 30, 2010	Adjustments	Total
Current Assets
Cash and cash equivalents	$ 4		$ 4
Total Current Assets	4		4

Mineral Properties	0	1,200,835a 3,340b	1,204,175

TOTAL ASSETS	$ 4		$ 1,204,179

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$ 6,850		$ 6,850
Accrued interest	1,203		1,203
Due to affiliate	200		200
Loan from director	22,117		22,117
Notes payable	0	800,000a	800,000
Note payable – related party	0	200,000a	200,000
Total Current Liabilities	30,370		1,030,370
Long-term Debt
Notes payable	0	200,000a	200,000
Total Liabilities	30,370		1,230,370
STOCKHOLDERS’ DEFICIT
Common stock	1,360	5a 20b	1,385
Preferred stock	0		0
Additional paid in capital	69,498	830a 3,320b	73,648
Deficit accumulated during the development stage	(101,224)		(101,224)
Total Stockholders’ Deficit	(30,366)		(26,191)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$ 4		$ 1,204,179

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COLD GIN CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE PRO FORMA ADJUSTMENTS (unaudited)

SEPTEMBER 30, 2010

(a) 5,000 shares of common stock valued at $0.167 per share, $1,000,000 note payable in 5 installments over 15 months, and $200,000 demand note payable – related party issued in connection with the acquisition of an undivided 100% interest in 2 patented claims, 6 federal claims and 25 prospects comprising 660 acres near Kingman, Arizona.

(b) 20,000 shares of common stock valued at $0.167 per share issued in connection with the acquisition of a seventy-five percent (75%) interest in and to the three (3) mining concessions in the project area known as “Monte de El Favor”, these are El Favor, Exploitation title No. 165974 and Guadalupe, Exploitation title No. 183638 and Buenaventura Exploitation title issued No. 218973, which approximate 217.49 hectares in total located in the Municipality of Hostotipaquillo, State of Jalisco, Mexico.

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